EXHIBIT 99.1
                              [ON NBOG LETTERHEAD]


                                January 25, 2007

Dear Shareholder:

     The Board of Directors of NBOG Bancorporation, Inc. is pleased to announce that NBOG has signed an agreement with William R. Blanton which provides that NBOG will receive a significant infusion of capital. Mr. Blanton has agreed to purchase up to $2 million in common stock at a small premium to the current book value of NBOG common stock. In addition, Mr. Blanton has agreed to serve as the Chairman of the Board of NBOG and The National Bank of Gainesville and to bring in additional board members.

     The Board of Directors selected Mr. Blanton's proposal after a search of potential investors and third party acquirers by the investment banking firm of Stevens & Company.

     Mr. Blanton has 35 years of banking experience, the past 20 of which have been with banks in the North Atlanta market. Most recently he was with First Capital Bank where he served in various capacities including President from 1989 until its recent sale. During his time with First Capital, the bank's assets grew from $30 million to $700 million.

     Under the terms of the agreement, Mr. Blanton will purchase up to $2 million worth of common stock at a price of $2.80 per share, subject to a penny-for-penny adjustment if NBOG's book value falls below $2.40 per share prior to the purchase date. In addition, Mr. Blanton will be granted a warrant to buy an equal number of shares at the same price.

     The purchase is subject to approval by the Federal Reserve Board, the State Department of Banking and other customary closing conditions.

     If you have any questions, please do not hesitate to contact either of us at (770) 297-8060.

                         Sincerely,

          /s/ R. Allen Smith                           /s/ Ann Palmour

          R. Allen Smith                               Ann Palmour
          President & Chief Executive Officer          Chairman